SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12
Varsity Brands, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE
Contact:	John Nichols Chief Financial Officer Varsity Brands, Inc. (901) 387-4300
Jonathan Seiffer Partner Leonard Green & Partners, L.P. (310) 954-0444

VARSITY BRANDS, INC. SIGNS DEFINITIVE MERGER
AGREEMENT TO BE ACQUIRED BY VARSITY'S SENIOR MANAGEMENT AND
LEONARD GREEN & PARTNERS, L.P.

Varsity Stockholders to Receive $6.57 per Share in Cash.

        MEMPHIS, Tennessee, April 22, 2003—Varsity Brands, Inc. (AMEX: VBR) today announced the signing of a definitive merger agreement to be acquired by Varsity's Senior Management and a wholly-owned subsidiary of an affiliate of Leonard Green & Partners, L.P.

        The company entered into the merger agreement following the unanimous recommendation of the members of Varsity's board of directors voting on the transaction. Under the terms of the agreement, Varsity's stockholders will receive $6.57 per share in cash upon the closing of the merger. The purchase price represents a 39.8% premium over yesterday's closing price of $4.70 and a 43.7% premium over the average closing price of Varsity's common stock for the last twenty (20) trading days. The aggregate value of the merger transaction is approximately $130.9 million, including the repayment of indebtedness. Rothschild Inc., Varsity's exclusive financial advisor in connection with the proposed transaction, rendered an opinion to Varsity's board of directors, subject to the qualifications stated therein and as of the date thereof, to the effect that the consideration to be received in the merger by the holders of Varsity's common stock (other than the acquiror, members of Varsity's management who will exchange a portion of their equity holdings in Varsity for equity in the surviving company and their respective affiliates) was fair, from a financial point of view, to such holders.

        Jeffrey G. Webb, Varsity's founder and current chief executive officer, will continue as chief executive officer following the merger. Mr. Webb and other members of management will exchange a portion of their equity holdings in Varsity for equity in the surviving company. The balance of management's equity holdings in Varsity will be acquired or canceled for the same consideration that all of Varsity's other equity holders are receiving for their equity interests in the merger.

        Jeffrey G. Webb stated, "We are delighted to enter into the merger agreement with Leonard Green & Partners. We believe that the transaction brings significant value to our stockholders and enables Varsity to continue to build upon its leadership position in the school spirit industry."

        Jonathan D. Sokoloff, managing partner of Leonard Green & Partners, said, "We look forward to our partnership with Varsity and its management team led by Jeff Webb. Leonard Green & Partners is committed to providing the capital necessary to grow Varsity's cheerleading, dance and soccer operations while continuing to provide quality service to its customers."

        Mr. Webb, together with certain other members of management and certain members of the board of directors, who collectively own approximately 47% of the outstanding shares of the Company's common stock, have agreed to vote their shares in favor of the merger.

        The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including receipt of stockholder approval and anti-trust clearance. The closing of the transaction is also subject to the successful completion of a tender offer for the company's outstanding 10.5% senior notes due 2007. The closing of the transaction, is not subject to financing. Leonard Green & Partners through an affiliated equity fund has fully committed the debt and equity financing necessary to consummate the merger.

        Stockholder approval will be solicited by the Company by means of a proxy statement, which will be mailed to stockholders upon the completion of the required Securities and Exchange Commission filing and review process. Simultaneously, the Company will make a tender offer for the Company's outstanding 10.5% senior notes which will be conditioned upon, and effected simultaneously with, the closing of the merger transaction. The parties currently anticipate consummating the transaction in the third calendar quarter of this year.

        Leonard Green & Partners is a private Los Angeles-based merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs, going-private transactions and recapitalizations of established public and private companies. Leonard Green & Partners has significant investments in Petco Animal Supplies, Inc., a leading specialty retailer of premium pet food and supplies; Rite Aid Corporation, a national chain of 3,400 drug stores; VCA Antech, Inc., the nation's largest network of veterinary-exclusive laboratories and free-standing, full service animal hospitals; Gart Sports Company, the nation's second largest sporting goods retailer; Liberty Group Publishing, Inc., a publisher of community newspapers and related publications; and Leslie's Poolmart, Inc., the nation's leading retailer of pool supplies. Leonard Green & Partners is the largest private equity firm in Southern California managing in excess of $3.6 billion of private equity capital.

        Varsity Brands, Inc. is a leading provider of goods and services to the school spirit industry. The company designs, markets and manufactures cheerleading and dance team uniforms and accessories, as well as dance and recital apparel for the studio dance market; operates cheerleading and dance team instruction camps throughout the United States; produces nationally televised cheerleading and dance team championships and other special events; and operates studio dance competitions and conventions. The company markets its proprietary products and services to schools, recreational organizations, coaches and participants in the extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

        The proxy statement that the company plans to file with the Securities and Exchange Commission and mail to its stockholders will contain information about Varsity, Leonard Green & Partners, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger. In addition to receiving the proxy statement from the company in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about the company, without charge, at the Securities and Exchange Commission's web site (http://www.sec.gov). Stockholders may also obtain copies of these documents without charge by requesting them in writing from Varsity Brands, Inc. 6745 Lenox Center Court, Suite 300, Memphis, Tennessee 38115, Attention: Chief Financial Officer, or by telephone at (901) 387-4300.

        Varsity and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Varsity's stockholders with respect to the proposed merger. Information regarding any interests that Varsity's executive officers and directors may have in the transaction will be set forth in the proxy statement.

        This press release contains certain statements regarding the proposed transaction between Varsity and Leonard Green & Partners which are "forward-looking" statements under the federal securities laws and involve risks and uncertainties relating to the occurrence of future events. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, (i) the failure to receive the necessary stockholder approval or anti-trust clearance, or effect the successful tender offer for at least a majority of the Company's 10.5% senior notes due 2007, in a timely manner, or at all, and (ii) satisfaction of various closing conditions contained in the definitive merger agreement. The Company assumes no obligation to update the forward-looking information. Other risks and uncertainties concerning the Company's performance are set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on all forward-looking statements.

        The proxy statement that the Company plans to file with the Securities and Exchange Commission and mail to its stockholders will contain information about Varsity, Leonard Green & Partners, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger. In addition to receiving the proxy statement from the Company in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, at the Securities and Exchange Commission's web site (http://www.sec.gov). Stockholders may also obtain copies of these documents without charge by requesting them in writing from Varsity Brands, Inc. 6745 Lenox Center Court, Suite 300, Memphis, Tennessee 38115, Attention: Chief Financial Officer, or by telephone at (901) 387-4300.

        Varsity and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Varsity's stockholders with respect to the proposed merger. Information regarding any interests that Varsity's executive officers and directors may have in the transaction will be set forth in the proxy statement.

        The press release set forth below was issued by Varsity Brands, Inc. on May 28, 2003.

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VARSITY BRANDS, INC.
6745 LENOX CENTER COURT, SUITE 300, MEMPHIS, TN 38115

                  Contact: John M. Nichols
                  (901) 387-4300

VARSITY BRANDS, INC.
Announces Filing of Preliminary Merger Proxy Statement

        Memphis, TN, May 28, 2003,—Varsity Brands, Inc. (AMEX:VBR) announced that it had filed earlier today its preliminary merger proxy statement and schedule 13E-3 transaction statement with the Securities and Exchange Commission in connection with the previously announced acquisition of the company by its senior management and a wholly-owned subsidiary of an affiliate of Leonard Green & Partners, L.P.

        In connection with the filing of these documents, the company also disclosed that it and its directors had been named in a class action lawsuit filed with the Chancery Court in Tennessee on May 15, 2003 that was served on the company on May 21, 2003. The lawsuit alleges, among other things, that the defendants breached their fiduciary and other duties owed to the company's stockholders in connection with the proposed transaction. Plaintiffs are seeking, among other things, injunctive relief and legal fees and expenses. The company and its directors believe that the allegations contained in the lawsuit are without merit and they intend to contest the action vigorously.

        On April 22, 2003, the company announced the signing of a definitive merger agreement pursuant to which the company is to be acquired by Varsity's senior management and a wholly owned subsidiary of an affiliate of Leonard Green & Partners, L.P., a private merchant banking firm. Stockholder approval, which is required to consummate the transaction, will be solicited by the company by means of a proxy statement that will be mailed to stockholders upon completion of the requisite Securities and Exchange Commission filing and review process. Certain members of Varsity's current and former management including Jeffrey Webb, Varsity's chief executive officer, and certain members of Varsity's Board Directors, who collectively own approximately 47% of the Company's outstanding common stock have agreed to vote their shares in favor of the merger. The Company presently anticipates consummating the transaction in the third quarter of 2003.

        The Company is a leading provider of goods and services to the school spirit industry. The Company designs, markets and manufactures cheerleading and dance team uniforms and accessories, as well as dance and recital apparel for the studio dance market; operates cheerleading and dance team instruction camps throughout the United States; produces nationally televised cheerleading and dance team championships and other special events; and operates studio dance competitions and conventions. The Company markets these products and related services through a year-round marketing strategy. The Company markets its proprietary products and services to schools, recreational organizations, coaches and participants in the extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

        This press release contains certain statements, including, but not limited to its earnings per share earnings guidance, which are "forward-looking" statements under the federal securities laws that are based on the beliefs of management as well as assumptions made by and information currently available to management. Certain factors could cause actual results to differ materially from those in the forward-looking statements concerning the proposed merger with the Leonard Green & Partners affiliate including, but not limited to, the ultimate disposition of the class action lawsuit, the failure to receive the necessary stockholder approval or anti-trust clearance, if required, or the failure to satisfy various closing conditions contained in the definitive merger agreement, including the failure to effect the successful tender offer for at least a majority of the Company's 10.5% senior notes due 2007, in a timely manner, or at all.